Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

EXECUTIVE NETWORK PARTNERING CORPORATION

Executive Network Partnering Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (“DGCL”) (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Executive Network Partnering Corporation.

SECOND: This Amendment (the “Amendment”) to the Certificate of Incorporation of the Corporation (the “Certificate”) was duly adopted in accordance with Section 228 and Section 242 of the General Corporation Law of the State of Delaware by the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote thereon.

THIRD: Whereas, Section 4.1 of the Certificate of the Corporation is hereby amended to add the following language immediately to the end of said Section 4.1:

Immediately upon the effectiveness of the Amendment (the “Effective Time”), each one (1) share of the Corporation’s Class F Common Stock, par value $0.0001 per share, issued and outstanding at the Effective Time shall automatically be combined into 0.9352267382679872 validly issued, fully paid and non-assessable shares of Class F Common Stock, without any action by the holder thereof, such that the amount of outstanding shares of Class F Common Stock is reduced from 737,789 to 690,000.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed this 29th day of July, 2020.

EXECUTIVE NETWORK PARTNERING CORPORATION

By:	/s/ Alex Dunn
Name:	Alex Dunn
Title:	Chief Executive Officer